Exhibit 99.1

FOR RELEASE

UNITIL ANNOUNCES RESIGNATION OF SENIOR VICE PRESIDENT, CFO AND TREASURER AND APPOINTMENT OF INTERIM CFO AND TREASURER

HAMPTON, NH, March 16, 2020: Unitil Corporation (“Unitil” or the “Company”) (NYSE:UTL) (www.unitil.com) today announced the resignation of Christine L. Vaughan, Senior Vice President, Chief Financial Officer (“CFO”) and Treasurer, effective immediately. Ms. Vaughan resigned in order to pursue other professional opportunities.

To ensure continuity, the Company has appointed Laurence M. Brock as the interim CFO and Treasurer until a new CFO and Treasurer has been named. Mr. Brock is a seasoned finance and accounting professional with over 25 years of utility industry experience. Mr. Brock has been Unitil’s Controller and Chief Accounting Officer since June 2005, and was Vice President and Controller from 1995 until 2005. Mr. Brock is a Certified Public Accountant in the state of New Hampshire.

The Company also announced that it will begin an executive search for a new CFO and Treasurer.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 106,100 electric customers and 83,900 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

Laurence M. Brock – Investor Relations

Phone: 603-773-6510

Email: brock@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com